EXHIBIT 12.2

     TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                COMPUTATION OF RATIO OF INCOME TO
      COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                           (unaudited)

                   (In millions except ratio)



                                                          Three
                                                         Months
                                                          Ended
                                                        March 30,
                                                          1996
Fixed charges:
  Interest expense                                        $183
  Distributions on preferred securities of subsidiary
    trust, net of income taxes                               3
  Estimated interest portion of rents                        9

    Total fixed charges                                   $195



Income:
  Income before income taxes and distributions on
   preferred securities of subsidiary trust               $184
  Fixed charges                                            195

    Adjusted income                                       $379



Ratio of income to fixed charges                          1.94